Certificate of Amendment
                                       to
                           Articles of Incorporation
                                       of
                              SRS TECHNICAL, INC.

We, the undersigned as R.W. Wheeler, President and Kent A. Midby, Secretary, do hereby certify:

     That the Board of Directors of SRS Technical, Inc. at a meeting duly commenced and held on June 2, 1987, adopted a resolution to amend the original Articles as follows:

     RESOLVED that the name of the corporation be changed to Composite Design, Inc.

     The number of shares of the corporation outstanding and authorized to vote an amendment to the Articles of Incorporation is 45,000,000; that said change and amendment has been consented to and authorized by the written consent of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

signed/s/ E.W. Wheeler,
President

Signed/s/Kent A. Midby,
Secretary

STATE OF NEVADA)
               )SS
COUNTY OF CLARK)
/s/MICHELLE BRAZIER
On June 1, 1987, personally appeared before me
a Notary Public, E.W. Wheeler & Kent A. Midby,
who acknowledged that they executed the above
instrument.